                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  GBC Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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

                                  GBC BANCORP
                             800 WEST SIXTH STREET
                         LOS ANGELES, CALIFORNIA 90017

(LOGO)

TO THE SHAREHOLDERS OF GBC BANCORP:

     NOTICE IS HEREBY GIVEN That, pursuant to the call of its Board of Directors, the Annual Meeting of Shareholders (the "Meeting") of GBC Bancorp ("Bancorp") will be held in the Corporate Board Room of Bancorp, located at 800 West Sixth Street, 15th Floor, Los Angeles, California 90017, on Thursday, May 7, 1998 at 4:00 p.m., for the purpose of considering and voting on the following matters:

     1. ELECTION OF DIRECTORS. To elect fourteen directors to serve for the ensuing year.

     2. APPROVAL OF EXECUTIVE INCENTIVE COMPENSATION AWARD PROGRAM FOR LI-PEI WU. To act upon a proposal, which the Board of Directors supports, to approve the incentive compensation award program included in the employment agreement between Bancorp and Mr. Li-Pei Wu, Bancorp's Chairman of the Board and Chief Executive Officer.

     3. OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on April 9, 1998 as the record date for determination of shareholders entitled to notice of, and the right to vote at the Meeting.

     YOU ARE URGED TO VOTE IN FAVOR OF THE PROPOSALS BY SIGNING AND RETURNING THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE ENCLOSED PROXY IS SOLICITED BY BANCORP'S BOARD OF DIRECTORS. ANY SHAREHOLDER GIVING A PROXY MAY REVOKE IT PRIOR TO THE TIME IT IS VOTED BY NOTIFYING THE SECRETARY IN WRITING TO THAT EFFECT, BY FILING WITH HIM A LATER DATED PROXY, OR BY VOTING IN PERSON AT THE MEETING.

                                          By Order of the Board of Directors

                                       (SIG)

                                          Peter Wu
                                          Secretary

Dated: April 10, 1998

                                PROXY STATEMENT

                                  GBC BANCORP

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 7, 1998

                                  INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of the Proxies to be used at the Annual Meeting of Shareholders (the "Meeting") of GBC Bancorp ("Bancorp") to be held on Thursday, May 7, 1998 at 4:00 p.m., at the Corporate Board Room of Bancorp, 800 West Sixth Street, 15th Floor, Los Angeles, California 90017, and at any adjournment thereof.

     It is expected that this Proxy Statement and accompanying Notice and form of Proxy will be mailed to shareholders on or about April 10, 1998.

     The matters to be considered and voted upon at the Meeting will be:

     1. ELECTION OF DIRECTORS. To elect fourteen directors to serve for the ensuing year.

     2. APPROVAL OF EXECUTIVE INCENTIVE COMPENSATION AWARD PROGRAM FOR LI-PEI WU. To act upon a proposal, which the Board of Directors supports, to approve the incentive compensation award program included in the employment agreement between Bancorp and Mr. Li-Pei Wu, Bancorp's Chairman of the Board and Chief Executive Officer.

     3. OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournments thereof.

REVOCABILITY OF PROXIES

     A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of Bancorp an instrument revoking it or a duly-executed Proxy bearing a later date. In addition, the powers of the proxyholders will be suspended if the person executing the Proxy is present at the Meeting and elects to vote in person by advising the Chairman of the Meeting of his/her election to vote in person, and voting in person at the Meeting. Subject to such revocation or suspension, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxyholders in accordance with the instructions on the Proxy. If no instruction is specified with regard to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendations of management. Abstentions and broker non-votes are not considered votes cast.

PERSONS MAKING THE SOLICITATION

     This solicitation of Proxies is being made by the Board of Directors of Bancorp. The expense of preparing, assembling, printing, and mailing this Proxy Statement and the materials used in the solicitation of Proxies for the Meeting will be borne by Bancorp. It is contemplated that Proxies will be solicited principally through the use of the mail, but officers, directors, and employees of Bancorp may solicit Proxies personally or by telephone without receiving special compensation therefor. Bancorp may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these Proxy materials to their principals. In addition, Bancorp may utilize the services of individuals or companies not regularly employed by Bancorp in connection with the solicitation of Proxies, if Management of Bancorp determines that this is advisable.

                               VOTING SECURITIES

     There were issued and outstanding 7,071,849 shares of Bancorp's common stock ("Common Stock") on April 9, 1998 which has been fixed as the record date (the "Record Date") for the purpose of determining shareholders entitled to notice of, and to vote at, the Meeting. Each holder of Bancorp's Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock held as of the Record Date on any matter submitted to the vote of the shareholders.

           SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BY MANAGEMENT

     The following table sets forth, as of March 31, 1998, the number and percentage of shares of the Bancorp's outstanding Common Stock beneficially owned, directly or indirectly, by each of the Bancorp's directors, and the executive officers included in the Summary Compensation Table set forth under the caption "EXECUTIVE COMPENSATION" on page 10, and by the directors and officers as a group. The shares "beneficially owned" are determined under Securities and Exchange Commission Rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which director, principal shareholder, or officer has sole or shared voting or investment power and shares which such person has the right to acquire within 60 days of March 31, 1998. Unless otherwise indicated, the persons listed below have sole voting and investment powers of the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Bancorp.

                                    AMOUNT AND NATURE OF
         BENEFICIAL OWNER           BENEFICIAL OWNERSHIP    PERCENTAGE OF CLASS
         ----------------           --------------------    -------------------
Helen Y. Chen                               193,280(1)              2.63%
Thomas C. T. Chiu                            56,550(2)              0.77%
Chuang-I Lin                                 28,000(3)              0.38%
Ko-Yen Lin                                   70,000(4)              0.95%
Ting Y. Liu                                 192,393(5)              2.62%
John Wang                                    31,992(6)              0.44%
Kenneth C. Wang                              31,992(7)              0.44%
Chien-Te Wu                                  89,740                 1.22%
Julian Wu                                    40,307(8)              0.55%
Li-Pei Wu                                   239,056(9)              3.26%
Peter Wu                                    273,712(10)             3.73%
Ping C. Wu                                  336,052(11)             4.58%
Walter Wu                                    66,666(12)             0.91%
Chin-Liang Yen                              210,661(13)             2.87%
27 Present Directors and Officers
  as a group                              1,895,247                25.84%

---------------

 (1) Includes 169,250 shares held by the Helen Y. Chen Revocable Living Trust, Helen Y. Chen, Trustee, as to which shares Ms. Chen has sole voting and investment powers. Also includes 24,030 shares held by Ms. Chen's children in their own names, as to which shares Ms. Chen has shared voting and investment powers.

 (2) Includes 41,140 shares held jointly with Dr. Chiu's spouse and 8,470 shares held by Dr. Chiu's spouse in her own name, as to which shares Dr. Chiu has shared voting and investment powers, and 2,100 shares owned by Dr. Chiu's Pension Fund.

 (3) These shares are owned by Myriad Capital, Inc., which is 95% owned by Mr. Lin, as to which shares Mr. Lin has shared voting and investment powers.

 (4) Includes 60,000 shares held on behalf of Mr. Lin by Capital World Securities Corp.

 (5) Includes 191,578 shares held jointly with Mr. Liu's spouse, and 1,815 shares held by Jade Realty Pension Trust which is 100% owned by Mr. Liu, as to which shares Mr. Liu has voting and investment powers. Does not include 26,734 shares held by Mr. Liu's children in their own names, as to which shares Mr. Liu disclaims beneficial ownership.

 (6) Does not include 51,365 shares held by Mr. Wang's mother and 31,992 shares held by his non-director brother, Michael Wang, as to which shares Mr. Wang holds a power to vote in accordance with their instructions. Mr. Wang disclaims beneficial ownership of these shares.

 (7) Does not include 51,365 shares held by Mr. Wang's mother and 31,992 shares held by his non-director brother, Michael Wang, as to which shares Mr. Wang holds a power to vote in accordance with their instructions. Mr. Wang disclaims beneficial ownership of these shares.

 (8) Includes 3,630 shares held by Unison Investment of which Mr. Wu is the General Partner. Does not include 1,210 shares held by Mr. Wu's children in their own names, as to which shares Mr. Wu has no voting and investment powers. Also does not include 139,929 shares held by Mr. Wu's brothers and sisters in their own names, as to which shares Mr. Wu holds a power of attorney to vote in accordance with their instructions. Mr. Wu disclaims beneficial ownership of these shares.

 (9) Includes 825 shares held jointly with Mr. Wu's spouse, as to which shares Mr. Wu has shared voting and investment powers, and 231 shares held on behalf of Mr. Wu by Merrill Lynch, Pierce, Fenner & Smith, Inc. Also includes 238,000 shares subject to options presently exercisable or which will become exercisable within 60 days.

(10) Includes 216,102 shares held under Wu Trust UA 6-19-91. Also includes 13,004 shares held by Mr. Wu's children under the California Uniform Transfers to Minors Act, Chong Hwei Wu, Custodian, as to all shares Mr. Wu has shared voting and investment powers. Also includes 4,606 shares held on behalf of Mr. Wu by Fidelity Management & Research Co., and 35,800 shares by Sutro & Co., Inc. Also includes 4,200 shares subject to options presently exercisable or which will become exercisable within 60 days.

(11) Includes 88,732 shares owned by President Global Corp., as to which shares Mr. Wu has sole voting and investment powers. Also includes 93,918 shares held jointly with Mr. Wu's spouse, 10,587 shares held by Mr. Wu's spouse in her own name, and 8,333 shares held by Mr. Wu's children in their own names, as to all of which shares Mr. Wu has shared voting and investment powers. Also includes 36,170 shares held by Mr. Wu's son under his own name.

(12) Includes 16,666 shares held jointly with Mr. Wu's spouse and 10,000 shares held by Mr. Wu's spouse as trustee, as to which shares Mr. Wu has shared voting and investment powers.

(13) Includes 150,770 shares held jointly with Ms. Yen's spouse and 59,891 shares held by Ms. Yen's children in their own names, as to which shares Ms. Yen has shared voting and investment powers.

BY OTHERS

     FMR Corp. of 82 Devonshire Street, Boston, Massachusetts 02109 has reported in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended, that it beneficially owns 572,000 shares of Bancorp's Common Stock, constituting 8.19% of Common Stock outstanding as of December 31, 1997. According to such filing, FMR Corp. has sole power to vote or to direct the vote of 44,700 shares and sole power to dispose or to direct the disposition of 572,000 shares. Of the reported shares, 530,700 are beneficially owned by its wholly-owned subsidiary, Fidelity Management & Research Company, as a result of its acting as investment advisor to various investment companies registered under the Investment Company

Act of 1940; and 39,500 shares are beneficially owned by its wholly-owned subsidiary Fidelity Management Trust Company as a result of its serving as investment manager of institutional accounts. 1,800 of the reported shares are beneficially owned by Fidelity International Limited, a Bermudan joint stock company ("FIL"), and while FMR Corp. states in its Schedule 13G its view that it and FIL are not acting as a "group," such filing is made on a voluntary basis as if all such shares are beneficially owned by FMR Corp. and FIL on a joint basis. Reference is made to such Schedule 13G filing with the SEC for further information with respect to the beneficial ownership of such shares.

     J.P. Morgan & Co. Incorporated of 60 Wall Street, New York, New York 10260 ("Morgan") has reported in a filing on Schedule 13G under the Securities and Exchange Act of 1934, as amended, that it beneficially owns 478,300 shares of Bancorp's Common Stock, constituting 6.8% of Common Stock outstanding as of December 31, 1997. According to such filing, Morgan has sole power to vote 405,200 shares and sole dispositive power over 478,300 shares of Bancorp's Common Stock. Morgan's Schedule 13G also states that all said shares are held by certain of its subsidiaries including Morgan Guaranty Trust Company of New York, a bank, J.P. Morgan Investment Management, Inc., a registered investment advisor, J.P. Morgan Florida Federal Savings Bank, a registered investment advisor, as well as certain non-qualifying subsidiaries, but according to Morgan's Schedule 13G the amount so owned does not exceed one percent of the total outstanding securities of Bancorp and it is not practical to obtain additional information concerning ownership of Bancorp Common Stock by such non-qualifying subsidiaries.

     Dimensional Fund Advisors Inc. of 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401 ("Dimensional") has reported in a filing on Schedule 13G under the Securities and Exchange Act of 1934, as amended, that it beneficially owns 361,098 shares of Bancorp's Common Stock, constituting 5.17% of Common Stock outstanding as of December 31, 1997. According to such filing, Dimensional, a registered investment advisor, has sole power to vote 258,798 shares and sole dispositive power over 361,098 shares of Bancorp's Common Stock. Dimensional has advised Bancorp that all said shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which entities Dimensional serves as investment manager. Dimensional has advised Bancorp that it disclaims beneficial ownership of all such shares.

     The Board of Directors knows of no other person who owns, beneficially or of record either individually or together with associates, 5% or more of the outstanding shares of Bancorp's Common Stock.

                             ELECTION OF DIRECTORS

     The persons named below have been nominated to serve as directors of Bancorp until the 1999 Annual Meeting of Shareholders and until their respective successors are elected and qualify, and management does not intend to nominate any other persons as directors at this Annual Meeting. There are no family relationships between any director, executive officer or person nominated to become a director or executive officer, except: (i) Peter Wu, Ping C. Wu and Chien-Te Wu are brothers and are first cousins to Julian Wu; and (ii) John Wang and Kenneth Wang are brothers. The term family relationship means any relationship by blood, marriage or adoption not more remote than first cousin. The following is a brief biographical description of each nominee. Each of the nominees was elected to his or her present term of office at Bancorp's last Annual Meeting of Shareholders.

                                BANCORP
                                DIRECTOR                      PRINCIPAL OCCUPATION
          NAME            AGE    SINCE                     DURING THE PAST FIVE YEARS
          ----            ---   --------                   --------------------------
Helen Y. Chen             55      1986     From 1974 to present, Vice President of Fullong Enterprise
                                           Corp.
Thomas C. T. Chiu         50      1983     Medical doctor.
Chuang-I Lin, Ph.D.       57      1983     1980 to present, Chairman and President of Myriad Capital,
                                           Inc.
Ko-Yen Lin                54      1986     1977 to present, President of T. K. Lin Investment Co.,
                                           Calabasas, CA.
Ting Y. Liu, Ph.D.        61      1981     From 1984 to present, Chairman, Phoenix Hotel Group, Inc.;
                                           and since July 1994, Chairman of General Link Inc.,
                                           Chatsworth, CA.
John C. Wang              35      1989     From 1987 to present, Vice President of The Wang
                                           Partnership; 1990 to present, Managing Director of South
                                           Bay Capital Corporation; and since 1991 President, Pacific
                                           Coast Realty Services, Inc.
Kenneth C. Wang           37      1991     From 1986 to present, Executive Vice President of The Wang
                                           Partnership, and from 1993 to present, Executive Vice
                                           President of Kenjohn Trading.
Chien-Te Wu               36      1994     From September 1990 to July 1993, Executive Vice President,
                                           and since August 1993 to present, President, of Tone Yee
                                           Investments & Developments.
Julian Wu, Ph.D.          56      1981     1977 to present, General Partner of West Union Investment
                                           Co., Torrance, CA.
Li-Pei Wu                 63      1982     From May 1982 to present, Chief Executive Officer and from
                                           June 1984 to present, also Chairman of the Board of Bancorp and General Bank. President of Bancorp and General Bank
                                           from May 1982 to March 1998.
Peter Wu, Ph.D.           49      1981     From 1979 to March 1998, Executive Vice President and since
                                           January 1995, also Chief Operating Officer, of General
                                           Bank; from 1981 to March 1998, Executive Vice President of
                                           Bancorp. Elected President of Bancorp and General Bank in
                                           March 1998. Presently also Secretary of Bancorp and General
                                           Bank.
Ping C. Wu                52      1981     1975 to present, President of President Global Corp., Buena
                                           Park, CA.
Walter Wu                 52      1981     1984 to present, President of Wenix International Corp.
Chin-Liang Yen            55      1983     From 1986 to present, President of San Yang Enterprises
                                           Corp.

     The enclosed Proxy will be voted in favor of the election of the above-named nominees as directors, unless authority to vote for directors is withheld. If any of the nominees should be unable or decline to serve, which is not anticipated, discretionary authority is reserved for the proxyholders to vote for a substitute, to be designated by the present Board of Directors.

                     THE BOARD OF DIRECTORS AND COMMITTEES

     As of December 31, 1997, there were fourteen directors of Bancorp. Bancorp had ten (10) special Board of Directors meetings in 1997. All fourteen directors attended more than 75% of the Board Meetings of Bancorp with the exception of Mr. Kenneth Wang and Mrs. Chin-Liang Yen. Bancorp does not have any standing audit, compensation, nominating or personnel committee.

     The Board of Directors of General Bank (the "Bank") had twelve (12) regular meetings during the year 1997. Members of the Board of Directors of the Bank also attended twenty-seven (27) loan committee meetings during the year 1997. The Bank has an audit committee composed of five outside directors which met six
(6) times in 1997. The audit committee reviews audits of the Bank and considers the adequacy of auditing procedures.

DIRECTORS' COMPENSATION

     Each director who attends the regular Board of Directors meetings of the Bank is paid $1,000.00 for each attendance. Any director who does not attend is paid $700.00 per meeting. Directors are not paid any fee for attending special Board Meetings unless agreed to by a majority of the Board of Directors. Directors are not paid any fee for attending Board Meetings of Bancorp. Each director who is not an employee is paid $200.00 for each attendance at a committee meeting of the Board of Directors of the Bank.

     The Company is implementing a program to grant non-qualified options for Bancorp's Common Stock to the non-employee directors under the GBC Bancorp Amended and Restated 1988 Stock Option Plan (the "1988 Stock Option Plan"). The program provides: (1) immediately after the Meeting, if elected, each of the twelve (12) non-employee directors will be granted a non-qualified option to purchase 10,000 shares of Common Stock, with the exercise price of the options to be the fair market value of the Common Stock on the date of the Meeting; and
(2) beginning on January 1, 1999 and continuing thereafter on January 1 of each succeeding year, each non-employee director serving on such date who shall have served as a director for at least one year as of such date will be granted a non-qualified option to purchase 1,500 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the first business day of each such year, with such option to vest on the one year anniversary date of the grant thereof. All options granted under the program will be fully exercisable on the first anniversary date of the grant and will be exercisable over a ten (10)-year period from the date of the grant.

                  APPROVAL OF EXECUTIVE INCENTIVE COMPENSATION
                          AWARD PROGRAM FOR LI-PEI WU

INTRODUCTION

     On February 19, 1998, Mr. Li-Pei Wu, Bancorp and the Bank entered into a new employment agreement that, among other things, provides for the payment to Mr. Wu of incentive compensation, which employment agreement was subsequently modified pursuant to an amendment to employment agreement entered into on March 19, 1998 (as so amended such employment agreement is hereinafter referred to as the "New Agreement") (see "Employment Agreement" under "EXECUTIVE COMPENSATION" on pages 14-16). The incentive compensation provisions of the New Agreement modify those included in the prior employment agreement under which Mr. Wu served as Chairman of the Board, President and Chief Executive Officer of the Company. The Board of Directors proposes that the incentive compensation award program included in the New Agreement be approved by the shareholders, and the Board of Directors recommends a vote "FOR" the proposal to approve Mr. Wu's incentive compensation award program.

     A TABULAR PRESENTATION THAT QUANTIFIES THE INCENTIVE COMPENSATION AWARD PROGRAM AND OTHER COMPENSATION PAYABLE TO MR. LI-PEI WU UNDER THE NEW AGREEMENT APPEARS AT THE END OF THIS SECTION.

THE INCENTIVE COMPENSATION AWARD PROGRAM

     The New Agreement provides for an annual incentive compensation award payable to Mr. Wu, computed as follows: (i) three percent (3%) of any amount by which the Bank's tax equivalent income before taxes exceeds ten percent (10%) of the net equity of the Bank at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity; and (ii) four percent (4%) of any amount by which such income exceeds fifteen percent (15%) of such net equity. In addition, under the New Agreement, Mr. Wu will also be entitled to receive from each Bancorp subsidiary (other than the Bank), if any exists, an incentive compensation cash award computed in accordance with a formula similar to the one described in the preceding sentence. Commencing with the fiscal year ending December 31, 2000, the aggregate incentive compensation cash award payable to Mr. Wu shall be subject to the following maximum dollar limitations:
(i) $1,500,000.00 for the fiscal year 2000, (ii) $400,000.00 for the fiscal year 2001, and (iii) $400,000.00 for the fiscal year 2002.

     Under the New Agreement, subject to the adoption of a new stock option plan by the Company and the approval thereof by the shareholders of the Company in 1999, on December 19, 2001 Mr. Wu will be granted a non-qualified stock option to purchase shares of GBC Common Stock equal to the aggregate of the number of shares of GBC Common Stock that are covered by the unexercised portion of Mr. Wu's December 19, 1991 non-qualified stock option as of December 31, 2000 and/or the number of shares that had been previously acquired by Mr. Wu by reason of exercising such non-qualified stock option and which shares are held by him as of December 31, 2000. The number of shares of GBC Common Stock subject to the new non-qualified stock option will be equitably adjusted in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction. The exercise price under such new option will be the fair market value of GBC Common Stock on the date of grant. The new option will vest immediately upon grant and the exercise period will be five (5) years from the date of grant, or December 31, 2007, so long as Mr. Wu's employment with the Company terminates upon the expiration of the New Agreement by its terms on December 31, 2002; provided, that if Mr. Wu's employment with the Company terminates prior to December 31, 2002, the exercise period will only be three (3) months from such termination date, or, if Mr. Wu dies or becomes disabled, the exercise period will be the earlier of one (1) year from his death or disability or December 31, 2007. In any event, should Mr. Wu fail to comply with the terms of the noncompetition provision contained in the New Agreement, to the extent not then exercised, the new stock option will expire and terminate on the date of such failure to comply.

     The New Agreement provides that commencing with the fiscal year ending December 31, 1999, Mr. Wu may elect in his discretion to receive up to one-half ( 1/2) of his incentive compensation cash award for any fiscal year in shares of Bancorp Common Stock. If Mr. Wu makes such an election he will receive as of the date of such election GBC Common Stock equal in value (determined as of such election date) to the portion of the cash award for which he elected to receive GBC Common Stock. In addition, he will be awarded as of such election date a vested, deferred contractual right to receive two (2) years later GBC Common Stock equal in value to the sum of fifty percent (50%) in value of the portion of the cash award for which he elected to receive GBC Common Stock plus the value of dividends that would have been paid during the two (2)-year deferral period had such GBC Common Stock actually been granted to him on the date of his election. The number of shares of GBC Common Stock subject to the vested, deferred contractual right will be equitably adjusted in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction.

     The New Agreement further provides that during the first three (3) years of Mr. Wu's employment thereunder Bancorp shall grant to him a vested, deferred contractual right to receive one share of Bancorp Common Stock for every twenty
(20) shares of Bancorp Common Stock acquired by him through exercise of his non-qualified stock option, or acquired by reason of his election to receive up to one-half ( 1/2) of his incentive compensation cash award for any fiscal year in Bancorp Common Stock, excluding shares for which Mr. Wu has a vested, deferred contractual right to receive, and/or of vested option shares (even though not exercised) under his non-qualified stock option that are held during the full term of the relevant fiscal year. The total number of shares to be received by Mr. Wu shall not in the aggregate exceed 50,000, which number is subject to equitable adjustment in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction. Such additional shares shall be granted on the fifth (5th) anniversary of the first (1st) day of January following the year with respect to which the contractual right to receive the additional shares was awarded (together with a further number of shares equal in value to the dividends that would have been paid on the additional shares during such five (5)-year deferral period).

     The following table quantifies the incentive compensation award program and other compensation payable to Mr. Li-Pei Wu under the New Agreement:

                                    1998              1999              2000              2001              2002
                                    ($)               ($)               ($)               ($)               ($)
                               --------------    --------------    --------------    --------------    --------------
Salary(1)....................         402,336           422,453           443,575           465,754           489,042
Bonus(2).....................       1,518,000         1,518,000         1,500,000           400,000           400,000
Stock Election Bonus
  (minimum/maximum)..........               0      0(3)/379,500(4)   0(3)/375,000(4)   0(3)/100,000(4)   0(3)/100,000(4)
Stock Retention Bonus
  (minimum/maximum)..........    0(5)/758,625(6)   0(5)/796,575(6)   0(5)/834,525(6)              0                 0
Other Annual Compensation
  (minimum/maximum)..........    0(7)/298,439(8)   0(7)/298,439(8)   0(7)/294,900(8)    0(7)/78,640(8)    0(7)/78,640(8)
All Other Compensation(9)....          20,000            20,000            20,000            20,000            20,000
Stock Option Grant in 2001...               0                 0                 0                --(10)              0

---------------
 (1) As in the Prior Agreement, the New Agreement provides for annual base salary increases equal to 3% over the increase in the Consumer Price Index. Amounts indicated assume a 5% increase per year.

 (2) Although the Bank expects increased income in both 1998 and 1999, because of an expected corresponding increase in the Bank's equity, a component in determining the executive's bonus, it is assumed that the executive's bonuses for such years will remain constant. The New Agreement provides for the same bonus formula as in the Prior Agreement, but unlike the Prior Agreement, the New Agreement places a cap on the potential amount of the executive's bonus for each of 2000, 2001 and 2002 to the respective maximum amount listed.

 (3) Assumes that the executive does not choose to elect to have any portion of his annual bonus paid in Company stock.

 (4) Assumes that the executive chooses to elect to receive the permitted maximum of 50% of his annual bonus paid in Company stock. On the date of election the executive will not receive cash or Company stock, but rather a deferred contractual right to receive two (2) years later common stock of the Company having the listed value, as further increased by the amount of dividends that would have been paid on such stock during such two (2)-year deferral period.

 (5) Assumes that the executive holds no options to purchase Company common stock, no shares related thereto, nor, if applicable, any shares of Company common stock acquired by electing in prior year(s) to receive 50% of his annual bonus in shares of Company stock.

 (6) Assumes that the executive retains all options covering 238,000 shares (or shares of common stock acquired by reason of exercising any such options) and also retains all shares of common stock acquired by electing in prior year(s) to receive 50% of his annual bonus in shares of Company stock. For the years listed the executive will not receive cash in the amount listed or Company stock having such value, but rather the Company will grant the executive a deferred contractual right to receive five years later one share of Company common stock for every such twenty (20) options and/or shares the executive holds for the full term of the relevant fiscal year. The listed dollar value of the shares relating to such deferred contractual right is determined based upon a per share price of $63.75 (the closing per share price at the end of 1997). The number of shares to be granted at the end of the five (5)-year deferral period will be further increased by shares equal in value to the amount of dividends that would have been paid on the shares subject to the deferred contractual right during such five
     (5)-year deferral period. The aggregate number of stock retention bonus shares for all years is limited to a maximum of 50,000, which number is subject to equitable adjustment.

 (7) Pursuant to a program available to employees of the Company, the executive may elect to have up to 30% of the profit sharing award paid to the executive set aside pursuant to savings incentives, and in such situation the Company will make a gross-up payment to cover the federal income taxes for such portion set aside. If no amounts are set aside, there will be no gross-up payment.

 (8) Amounts shown each represents gross-up payment to cover the federal income tax for the portion (up to 30%) of the profit sharing award paid to the executive for services rendered during the year which the executive elects to set aside pursuant to savings incentives pursuant to a program available to employees of the Company. Amounts shown assume the executive elects to set aside 30% of the profit sharing award paid to him.

 (9) Amounts shown include the matching funds contributed by the Bank pursuant to the General Bank Profit Sharing 401(k) Plan and Director Fees received by the executive.

(10) Management believes that the value of the stock options to be granted to the executive on December 19, 2001 is not meaningfully quantifiable because their grant is subject to significant contingencies including (i) the executive must remain in the employ of the Company through December 19, 2001 and (ii) at the end of 2000 the executive must retain unexercised options from his December 19, 1991 non-qualified stock option grant and/or shares acquired by him pursuant to such option and still held by him as of December 31, 2000. In addition, the exercise price of the new options shall be the market price per share of Company common stock on the date of the grant in 2001.

     The above description of Mr. Wu's incentive compensation award program and the tabular presentation that quantifies Mr. Wu's projected compensation summarizes the material elements of Paragraphs 2.2, 2.4 and 2.5 of the New Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of such Paragraphs, as set forth in Appendix A attached hereto.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE EXECUTIVE INCENTIVE COMPENSATION AWARD PROGRAM FOR LI-PEI WU.

                             EXECUTIVE COMPENSATION

     The following table sets forth the cash and noncash compensation paid or accrued by Bancorp or the Bank to or for the account of the Chief Executive Officer and each of the other most highly compensated executive officers of Bancorp and the Bank whose total annual salary and bonus for the last fiscal year exceeds $100,000 (the "Named Executives") for the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                          LONG TERM COMPENSATION(1)
                                  -----------------------------------------------------   --------------------------------------
                                                                                                     AWARDS              PAYOUTS
                                                                             OTHER        ----------------------------   -------
                                                                            ANNUAL        RESTRICTED     SECURITIES
                                                                           COMPENSA-        STOCK        UNDERLYING       LTIP
            NAME AND                         SALARY         BONUS(2)        TION(3)        AWARD(S)        OPTIONS       PAYOUTS
       PRINCIPAL POSITION         YEAR         ($)            ($)             ($)            ($)             (#)           ($)
       ------------------         ----   ---------------   ----------   ---------------   ----------   ---------------   -------
Li-Pei Wu                         1997   $       383,084   $1,497,504   $      294,542       N/A                   --      N/A
  Chairman of the Board,          1996           364,224    1,010,620          198,778       N/A                   --      N/A
  President, Chief Executive      1995           350,341      232,921           45,813       N/A                   --      N/A
    Officer
  and Director of Bancorp and
    Bank
Peter Wu                          1997           112,025      200,000           39,338       N/A                4,000      N/A
  Executive Vice President,       1996           108,000      100,000           16,875       N/A                7,000      N/A
  Secretary, and Director of      1995           102,950       37,482            6,325       N/A                6,000      N/A
  Bancorp and Bank and Chief
  Operating Officer of Bank
Peter Lowe                        1997           115,060      117,000           23,013       N/A                3,000      N/A
  Executive Vice President and    1996           109,200      108,574           18,322       N/A                4,000      N/A
  Chief Financial Officer of      1995           105,350       35,000            5,906       N/A               10,000      N/A
  Bancorp and Bank
Eddie Chang                       1997            75,450      102,588           17,312       N/A                2,000      N/A
  Senior Vice President and       1996            64,800       67,360            9,079       N/A                2,500      N/A
  Manager of Real Estate          1995(5)              --          --               --        --                   --       --
  Lending Department of Bank
Domenic Massei                    1997            81,400       90,000           15,188       N/A                1,500      N/A
  Senior Vice President of        1996            76,800       60,000           10,125       N/A                3,000      N/A
  Operations Administration of    1995            71,938       30,000            4,043       N/A                2,000      N/A
    Bank


                                       ALL
                                      OTHER
                                    COMPENSA-
            NAME AND                 TION(4)
       PRINCIPAL POSITION              ($)
       ------------------         -------------
Li-Pei Wu                         $      20,000
  Chairman of the Board,                 21,500
  President, Chief Executive             22,240
    Officer
  and Director of Bancorp and
    Bank
Peter Wu                                 16,534
  Executive Vice President,              19,090
  Secretary, and Director of             18,148
  Bancorp and Bank and Chief
  Operating Officer of Bank
Peter Lowe                                5,753
  Executive Vice President and            5,452
  Chief Financial Officer of              5,268
  Bancorp and Bank
Eddie Chang                               3,773
  Senior Vice President and               3,235
  Manager of Real Estate                     --
  Lending Department of Bank
Domenic Massei                            4,070
  Senior Vice President of                3,830
  Operations Administration of            3,597
    Bank

---------------

(1) Bancorp has no plans for granting restricted stock awards, or stock appreciation rights, or making LTIP (Long-term Incentive Plan) payouts.

(2) Amounts shown are profit sharing awards paid for services rendered during 1997, 1996 and 1995 respectively.

(3) Amounts shown each represents gross-up payment to cover the federal income tax for the portion (up to 30%) of the profit sharing award paid to the Named Executive for services rendered during the year which such Executive elects to set aside pursuant to savings incentives. Amounts shown assume each of the Named Executives elects to set aside 30% of the profit sharing award paid to him.

(4) Amounts shown include the matching funds contributed by the Bank pursuant to the General Bank Profit Sharing 401(k) Plan and Director Fees received by the Named Executives who are Directors.

(5) Information is not provided for the year 1995 because Mr. Chang was not an executive officer of Bancorp or Bank for any part of the year during 1995.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table reflects information with regard to stock options granted under the GBC Bancorp Amended and Restated 1988 Stock Option Plan to the Named Executives during fiscal 1997, as indicated in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                 STOCK APPRECIATION
                                      INDIVIDUAL GRANTS                                          FOR OPTION TERM(4)
----------------------------------------------------------------------------------------------------------------------

                        NO. OF SECURITIES
                           UNDERLYING      % OF TOTAL OPTIONS   EXERCISE OR
                         OPTIONS GRANTED  GRANTED TO EMPLOYEES   BASE PRICE      EXPIRATION        5%          10%
         NAME                (1)(2)          IN FISCAL YEAR     ($/SHARE)(3)        DATE           ($)         ($)
----------------------------------------------------------------------------------------------------------------------
  Li-Pei Wu                    -0-                N/A               N/A             N/A            -0-         -0-
----------------------------------------------------------------------------------------------------------------------
  Peter Wu                     800               1.59%             28.50         1/15/1999        2,337       4,788
                               800               1.59%             28.50         1/15/2000        3,594       7,547
                               800               1.59%             28.50         1/15/2001        4,914      10,581
                               800               1.59%             28.50         1/15/2002        6,299      13,920
                               800               1.59%             28.50         1/15/2003        7,754      17,592
----------------------------------------------------------------------------------------------------------------------
  Peter Lowe                   600               1.19%             28.50         1/15/1999        1,753       3,591
                               600               1.19%             28.50         1/15/2000        2,695       5,660
                               600               1.19%             28.50         1/15/2001        3,685       7,936
                               600               1.19%             28.50         1/15/2002        4,724      10,440
                               600               1.19%             28.50         1/15/2003        5,816      13,194
----------------------------------------------------------------------------------------------------------------------
  Eddie Chang                  400               0.80%             28.50         1/15/1999        1,169       2,394
                               400               0.80%             28.50         1/15/2000        1,797       3,773
                               400               0.80%             28.50         1/15/2001        2,457       5,291
                               400               0.80%             28.50         1/15/2002        3,150       6,960
                               400               0.80%             28.50         1/15/2003        3,877       8,796
----------------------------------------------------------------------------------------------------------------------
  Domenic Massei               300               0.60%             28.50         1/15/1999         876        1,796
                               300               0.60%             28.50         1/15/2000        1,348       2,830
                               300               0.60%             28.50         1/15/2001        1,843       3,968
                               300               0.60%             28.50         1/15/2002        2,362       5,220
                               300               0.60%             28.50         1/15/2003        2,908       6,597

--------------------------------------------------------------------------------
---------------

(1) Options granted in 1997 are exercisable starting 6 months after the grant date, with 20% of the shares covered thereby becoming exercisable at that time and with an additional 20% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.

(2) Options have a term of 6 years, subject to earlier termination in the event of the optionee's cessation of service with Bancorp. Each installment of vesting shares (reported as separate grants in the above table) will terminate on the second anniversary of the first date as of which such installment becomes exercisable, except for the first installment which will terminate one and one-half years after the date such installment becomes exercisable. Options will become immediately exercisable in the event of a liquidation, reorganization, merger or consolidation of Bancorp with another corporation as a result of which Bancorp is not the surviving corporation, or an asset sale of Bancorp to another person.

(3) The exercise price and tax withholding obligations related to exercise are payable by the optionee at time of exercise.

(4) Exercise price multiplied by the annual appreciation rate shown compounded annually for the full term of the option, multiplied by the number of options granted. The dollar amounts set forth under the heading are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future valuation, if any, of the stock price of the Bancorp.

OPTION EXERCISES IN LAST FISCAL YEAR AND VALUE OF UNEXERCISED OPTIONS AT YEAR
END

                                                                                           VALUE OF
                                                                                          SECURITIES
                                                                      NUMBER OF           UNDERLYING
                                                                     SECURITIES           UNEXERCISED
                                                                     UNDERLYING          IN-THE-MONEY
                                                                     UNEXERCISED          OPTIONS AT
                                                                     OPTIONS AT         12/31/97(1)(2)
                             SHARES ACQUIRED                         12/31/97(2)         EXERCISABLE/
                               ON EXERCISE     VALUE REALIZED(1)    EXERCISABLE/         UNEXERCISABLE
           NAME                    (#)                ($)           UNEXERCISABLE             ($)
           ----              ---------------   -----------------    -------------       --------------
Li-Pei Wu..................      159,000           4,960,130        237,000/66,000    11,985,090/3,337,620
Peter Wu...................       13,480             344,272              0/10,600               0/466,575
Peter Lowe.................       12,200             355,925              0/10,800               0/496,650
Eddie Chang................        1,760              55,244           1,500/3,400          66,163/140,363
Domenic Massei.............        2,560              71,826           2,200/4,200         101,825/185,175

---------------

(1) Value is based on market value of Bancorp's Common Stock at date of exercise or end of fiscal 1997 minus the exercise price.

(2) Bancorp has no plans pursuant to which stock appreciation rights may be granted.

BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

     Compensation for each of the Named Executives, as well as other middle level officers and above and certain business development employees, is comprised mainly of a base salary and incentive compensation. The incentive compensation may be made in awards of individual direct incentives, department incentives, Company-wide profit sharing, and long-term compensation in the form of stock options.

     GBC Bancorp and General Bank (collectively the "Company") have maintained the philosophy that compensation to officers should be highly incentive oriented, and that employees should be encouraged to pursue better individual and/or group performance and be rewarded accordingly. Consistent with this compensation philosophy, the Company's existing profit sharing plan was amended in February, 1996 and was expanded to create, in addition to the existing profit sharing program, a new direct incentive program for officers and certain non-officer employees whose business development or profit center financial results can be quantified. Annual profit sharing and incentive awards are made to the Company's officer-employees and eligible non-officer employees involved in business development and marketing under the Company's profit sharing and incentive compensation programs in accordance with the criteria discussed below.

     The amount available for awards under the Company's profit sharing and incentive compensation programs are based on the audited year end financial statements, computed as follows: (i) 5.4% of any amount by which the Bank's tax equivalent income before taxes exceeds 10% of the net equity of the Bank at the beginning of that fiscal year but does not exceed 15% of such net equity; and
(ii) 6.4% of any amount by which such income exceeds 15% of such net equity. Of the amount so determined to be available for the annual profit sharing and incentive awards, specific incentive awards shall first be allocated to those officers eligible to receive direct incentive compensation by virtue of their quantifiable performance, and, only after such incentive awards are so allocated, the Company-wide profit sharing awards shall then be allocated to eligible officers of the Company from the remaining available funds. However, since officers eligible to receive direct individual or group incentives are rewarded based on quantifiable profitability improvements and achievements made during a year, such incentive awards are not dependent upon the Company's achieving the threshold of 10% return on shareholders' equity, but are based upon the officer's individual and/or departmental profitability results. Accordingly, awards may be made to such eligible officers for direct incentives even if the threshold return described above is not met. The Company's management shall report to the Board of Directors if and when such situation arises.

     The Company has established certain weighting guidelines in allocating the Company-wide profit sharing awards. The weighting guidelines are based upon a categorization of the Company's officers and business development personnel into groups representing different job responsibilities. The exact weights assigned to each of the groups will be reviewed annually by the Company's Chief Executive Officer, and may be adjusted depending on the Chief Executive Officer's assessment about each group's contribution to the Company's profits. The allocation of the Company-wide profit sharing awards within each group will be based on each individual's salary and job performance.

     A further component of officer compensation is the awarding of stock options. The Company believes that stock ownership by key employees provides a valuable incentive for them as they will benefit as the GBC Bancorp stock price increases, and that stock-based performance compensation arrangements are also conducive to aligning employees' and shareholders' interests.

     Compensation for the Chief Executive Officer, Mr. Li-Pei Wu, was made in accordance with his seven-year employment agreement with GBC Bancorp and General Bank dated December 19, 1991 (described on page 14) pursuant to the direction and approval of their respective Board of Directors. The formula of the profit sharing award for the Chief Executive officer was initially approved by the Board in 1982 as a part of the compensation provided in his employment agreement, which agreement was subsequently renewed three times without any change in such profit sharing formula.

     In setting the compensation to the Chief Executive Officer pursuant to the aforesaid employment agreement of December 19, 1991, the Board of Directors took particular note of the management's success, under the direction of the Chief Executive Officer, in achieving the financial goals and in effectively directing the Company's operations. The Board of Directors believes Mr. Wu has managed the Company extremely well in a challenging business climate and has accomplished distinguished results in comparison to peer companies in the banking industry.

     On February 19, 1998, Mr. Li-Pei Wu entered into a new employment agreement with Bancorp and the Bank, which agreement was subsequently amended on March 19, 1998 (see "Employment Agreement" under "EXECUTIVE COMPENSATION" on pages 14-16). The philosophy guiding the Board in its structuring of Mr. Wu's compensation program under his new employment agreement was to place an emphasis on the Common Stock of Bancorp as a component of incentive compensation with the intention to motivate Mr. Wu to improve stock market performance. Furthermore, in order to encourage Mr. Wu to take a long-term view towards the Company's performance, and related thereto to take an active role in the selection and training of his successor as Chief Executive Officer of the Company, the Board felt it advisable to provide for the grant of new stock options to Mr. Wu in 2001 for his promise not to compete with the business of the Company for five
(5) years after termination of his employment, and also to require that shares granted to him under the stock retention program of the new employment agreement be received by him only after deferral periods of two (2) or five (5) years. In setting Mr. Wu's compensation under his new employment agreement the Board took into consideration the Company's exceptional performance under his management, particularly when compared to other members of its peer group. It is also to be noted that the incentive compensation cash award payable to Mr. Wu is subject to certain limitations, as described on page 15.

     In connection with the compensation of the Named Executives, the Board has considered the applicability of Section 162(m) of the Internal Revenue Code.
Section 162(m) limits deductibility of compensation in excess of $1,000,000.00 paid to the Named Executives unless this compensation qualifies as "performance-based." In addition, Section 162(m) expressly excludes from its application compensation payable under a written binding contract that was in effect on February 17, 1993 and that is not materially modified before the amount is paid. The Chief Executive Officer's employment agreement with the Company in effect during 1997 (described on page 14) complies with this grandfather clause of Section 162(m) and hence such section is inapplicable to Mr. Li-Pei Wu insofar as his remuneration during 1997 exceeds $1,000,000.00.

     The Chief Executive Officer's employment agreement with the Company effective as of January 1, 1998 (described on pages 14-16) does not comply with the grandfather clause of Section 162(m) described in the preceding paragraph. During the course of negotiating Mr. Wu's compensation under his new employment agreement with the Company and the Bank, the Board considered the application of
Section 162(m), and Mr. Wu's compensation has been structured to minimize the possibility that the non-performance-based compensation portion of his annual compensation will exceed the $1,000,000.00 Section 162(m) limitation.

The Board believes that the likelihood is low that such Section 162(m) limitation will be exceeded for any year that Mr. Wu is a Named Executive. However, to the extent that the non-performance-based compensation payable to Mr. Wu under such employment agreement may exceed the $1,000,000.00 limitation of Section 162(m) for any year that he is a Named Executive, such excess amount will not be tax deductible by the Company.

     Other than Mr. Wu, there are no employees of the Company who received compensation over $1,000,000.00 during 1997, and the Company does not expect that the compensation payable to any of the Company's executive officers other than Mr. Wu will approach the $1,000,000.00 limitation in the foreseeable future.

                                                        THE BOARD OF DIRECTORS:
                                                        Helen Chen          Chien-Te Wu
                                                        Thomas C. T. Chiu   Julian Wu
                                                        Chuang-I Lin        Li-Pei Wu
                                                        Ko-Yen Lin          Peter Wu
                                                        Ting Y. Liu         Ping C. Wu
                                                        John Wang           Walter Wu
                                                        Kenneth Wang        Chin-Liang Yen

EMPLOYMENT AGREEMENT

     Mr. Li-Pei Wu served as the Chairman, President and Chief Executive Officer of Bancorp and the Bank pursuant to an employment agreement entered into on May 5, 1982, as amended on August 15, 1984, February 5, 1987 and restated on December 19, 1991 (as so amended and restated, the "Prior Agreement"). On February 19, 1998 Mr. Wu, Bancorp and the Bank entered into an employment agreement having an effective date of January 1, 1998, which agreement was modified by an amendment entered into on March 19, 1998 with an effective date of January 1, 1998 (as so amended, the "New Agreement"). The New Agreement modifies and supersedes the Prior Agreement. The incentive compensation award program provided for in the New Agreement is subject to the approval by the holders of a majority of the outstanding shares of the Company at the Meeting, and absent such approval the New Agreement will be deemed to be void from its inception and the Prior Agreement will be reinstated.

     Under the Prior Agreement Mr. Wu's employment with Bancorp and the Bank would have terminated on September 9, 1998, with Mr. Wu having the option to renew the agreement for a successive one (1) year period, until September 9, 1999. The New Agreement provides for an employment term of five (5) years, commencing January 1, 1998, and ending December 31, 2002. Pursuant to the New Agreement, Mr. Wu will serve as Chairman of the Board of Bancorp and the Bank throughout the entire term of the New Agreement, but he will resign as President of Bancorp and the Bank by April 17, 1998 and will serve as Chief Executive Officer of Bancorp and the Bank only through December 31, 2000.

     The New Agreement provides for a base annual salary of $402,336.00, which amount shall be adjusted on January 1, 1999, and on each anniversary thereof, by a percentage increase equal to three percent (3%) over the increase in the Consumer Price Index. The amount of Mr. Wu's base annual salary and the annual percent increase carries over from that provided for in the Prior Agreement.

     The New Agreement also provides for an annual incentive compensation award payable to Mr. Wu, which award is based upon a formula identical to that for the annual profit sharing award included in the Prior Agreement, to be computed as follows: (i) three percent (3%) of any amount by which the Bank's tax equivalent income before taxes exceeds ten percent (10%) of the net equity of the Bank at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity; and (ii) four percent (4%) of any amount by which such income exceeds fifteen percent (15%) of such net equity. In addition, Mr. Wu will be entitled to receive from each Bancorp subsidiary (other than the Bank), if any exists, an incentive compensation cash award computed in accordance with a formula identical to the one described in the preceding sentence. The aggregate incentive compensation cash award payable to Mr. Wu shall be subject to the following maximum dollar limitations commencing with the fiscal year ending December 31, 2000: (i) $1,500,000.00 for the fiscal year 2000; (ii) $400,000.00 for the fiscal year 2001; and (iii) $400,000.00 for the fiscal year 2002. Amounts of incentive compensation cash awards received by Mr. Wu with respect to services rendered in 1997, 1996 and 1995 are included in the Summary Compensation Table.

     Under the Prior Agreement, Mr. Wu was granted non-qualified options under the 1988 Stock Option Plan to purchase an aggregate of 462,000 shares of Common Stock of Bancorp at a price of $13.18 per share, exercisable in seven cumulative annual installments of 66,000 shares, the first of which became exercisable on June 1, 1992, and the remainder of which became exercisable commencing January 1, 1993, and continuing thereafter on each of the first five (5) anniversaries thereof. All such options have become exercisable and have been exercised in part, with Mr. Wu now holding unexercised options to acquire 238,000 shares of Common Stock. Pursuant to the 1988 Stock Option Plan under which Mr. Wu's options were granted, such options will expire on December 19, 2001 or, notwithstanding such expiration dates, three (3) months after the termination of Mr. Wu's employment with the Company, provided that (i) in the case of his death during such three (3)-month period or while still employed, such options would expire one (1) year after his death or (ii) in the case of termination by reason of disability, within one (1) year after such termination.

     Under the New Agreement, subject to the adoption of a new stock option plan by the Company and the approval thereof by the shareholders of the Company in 1999, provided that Mr. Wu continues in the employ of the Company through December 19, 2001, on such date Mr. Wu will be granted a non-qualified stock option to purchase shares of GBC Common Stock equal to the aggregate of the number of shares of GBC Common Stock that are covered by the unexercised portion of Mr. Wu's December 19, 1991 non-qualified stock option as of December 31, 2000 and/or the number of shares that had been previously acquired by Mr. Wu by reason of exercising such non-qualified stock option and which shares are held by him as of December 31, 2000. The number of shares of GBC Common Stock subject to the new non-qualified stock option will be equitably adjusted in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction. The exercise price under such new option will be the fair market value of GBC Common Stock on the date of grant and such option will vest immediately. The new option will be exercisable until December 31, 2007; provided, that if Mr. Wu's employment with the Company terminates prior to December 31, 2002, the exercise period will only be three
(3) months from such termination date, or, if Mr. Wu dies or becomes disabled, the exercise period will be the earlier of one (1) year from his death or disability or December 31, 2007.

     The New Agreement provides that commencing with the fiscal year ending December 31, 1999 Mr. Wu may elect in his discretion to receive up to one-half
( 1/2) of his incentive compensation cash award for any fiscal year in shares of Bancorp Common Stock. If Mr. Wu makes such an election he will receive as of the date of such election GBC Common Stock equal in value (determined as of such election date) to the portion of the cash award for which he elected to receive GBC Common Stock. In addition, he will be awarded as of such election date a vested, deferred contractual right to receive two (2) years later GBC Common Stock equal in value to the sum of fifty percent (50%) in value of the portion of the cash award for which he elected to receive GBC Common Stock plus the value of dividends that would have been paid during the two (2)-year deferral period had such GBC Common Stock actually been granted to him on the date of his election. The number of shares of GBC Common Stock subject to the vested, deferred contractual right will be equitably adjusted in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction.

     The New Agreement further provides that during the first three (3) years of Mr. Wu's employment thereunder Bancorp shall grant to him a vested, deferred contractual right to receive one share of Bancorp Common Stock for every twenty
(20) shares of Bancorp Common Stock acquired by him through exercise of his non-qualified stock option, or acquired by reason of his election to receive up to one-half ( 1/2) of his incentive compensation cash award for any fiscal year in Bancorp Common Stock, excluding shares for which Mr. Wu has a vested, deferred contractual right to receive, and/or of vested option shares (even though not exercised) under his non-qualified stock option that are held during the full term of the relevant fiscal year. The total number of shares to be received by Mr. Wu shall not in the aggregate exceed 50,000, which number is subject to equitable adjustment in the event of any change to GBC Common Stock occurring as a result of any stock split, stock dividend, reorganization or similar transaction.. Such additional shares shall be granted on the fifth (5th) anniversary of the first
(1st) day of January following the year with respect to which the contractual right to receive the additional shares was awarded (together with a further number of shares equal in value to the dividends that would have been paid on the additional shares during such five (5)-year deferral period).

     As in the Prior Agreement, in the event of the disability of Mr. Wu, either he or the Company may elect to terminate his employment upon six (6) months prior written notice, during which period he is entitled to his regular pay and a proportionate part of any incentive compensation award.

     The New Agreement gives Mr. Wu a right to at any time, with or without cause, terminate the New Agreement upon six (6) months prior written notice to the Company, during which period he is entitled to his regular pay and a proportionate part of any incentive compensation award.

     Under the New Agreement, at the expiration of its stated term on December 31, 2002 (other than for cause), Mr. Wu will be entitled to an annual retirement benefit equal to fifty percent (50%) of the annual base salary he earned during his final year of employment. This retirement benefit will be payable in equal monthly installments over the five (5) years following the expiration of the term of the New Agreement.

     The New Agreement contains a noncompetition provision whereby Mr. Wu agrees not to compete with the Company for a period of five (5) years following the date of his termination of employment under the New Agreement. In the event that Mr. Wu fails to comply with such noncompetition provision, as of the date of such failure to comply, (i) the new stock option granted to Mr. Wu on December 19, 2001, to the extent not yet exercised, or Mr. Wu's right to receive such option if not yet granted, will expire or terminate, (ii) Mr. Wu will no longer be entitled to the retirement benefit provided for under the New Agreement, to the extent not yet paid, and (iii) Mr. Wu will no longer be allowed continued use of an office and automobile.

     If shareholder approval of the incentive compensation award program provided for in the New Agreement (see "APPROVAL OF EXECUTIVE INCENTIVE COMPENSATION AWARD PROGRAM FOR LI-PEI WU" on pages 6-9) is not obtained, the New Agreement will be deemed to be void from its inception and the Prior Agreement will be reinstated. If reinstated, the term of the Prior Agreement will end September 9, 1998, and thereafter the agreement may be renewed at Mr. Wu's option for a successive twelve (12)-month period. The Prior Agreement further provides that, at the termination of Mr. Wu's employment, Bancorp shall, at Mr. Wu's option, retain him as a consultant for a term not to extend beyond December 9, 2004, for the annual compensation of $50,000.00, subject to adjustment by a percentage increase equal to the increase in the Consumer Price Index as provided in the Prior Agreement.

     In the event of any merger or consolidation or acquisition of Bancorp or the Bank, whereby Bancorp or the Bank is not the surviving entity, or another entity or person acquires more than fifty percent (50%) of the outstanding Common Stock of the Bank or Bancorp in one or more transactions, or the Bank or Bancorp ceases to exist pursuant to any of such transactions or similar transactions (any of which herein referred to as a "Triggering Event"), under the contingency stock option granted pursuant to the Prior Agreement, provided Mr. Wu is then in the employ of the Company, Mr. Wu shall have the right to purchase 121,000 shares of Bancorp Common Stock at $3.72 per share, exercisable upon the execution of an agreement or the application to any regulatory authority for approval of or consent to any Triggering Event, such right to remain exercisable in whole or in part until 45 days after the consummation of the Triggering Event. If any Triggering Event is not consummated, such contingent option shall then not be exercisable, but shall continue in full force and effect and be exercisable upon the occurrence of any future Triggering Event.

CHANGE IN CONTROL ARRANGEMENTS

     Bancorp has certain compensatory arrangements with its executive officers which will result from a change in control of the company. All stock option agreements outstanding under the 1988 Stock Option Plan provide for the acceleration of exercisability of options upon the occurrence of certain triggering events, including a liquidation, reorganization, merger or consolidation of Bancorp with another corporation as a result of which Bancorp is not the surviving or resulting corporation, or a sale of substantially all the assets of Bancorp to another person, or a reverse merger in which Bancorp is the surviving corporation but the shares of Bancorp's stock outstanding immediately preceding the merger are converted by virtue of the merger into other property.

     In addition, pursuant to the authorization of the Board of Directors of Bancorp, certain employees of the Bank were granted contingency stock options to purchase Common Stock of Bancorp upon the occurrence of a triggering event. The term triggering event for this purpose shall mean the execution of an agreement providing for any of the following transactions or the application to any regulatory authority for approval of or consent to any of the following transactions: sale of substantially all of the assets of the Bank or Bancorp, any merger or consolidation or acquisition of the Bank or Bancorp whereby the Bank or Bancorp is not the surviving entity, or an entity or person or such person and his associates acquires up to fifty percent (50%) of the outstanding Common Stock of the Bank or Bancorp in one transaction or in a series of related transactions, or the Bank or Bancorp ceases to exist pursuant to any such transactions or similar transactions. The contingency stock option may be exercised in whole or in part by the employee at any time after the occurrence of the triggering event and until forty five (45) days after the date the triggering event is consummated. In the event an employee's employment by the Bank is terminated, the contingency stock option previously granted to him is also terminated.

              DISCLOSURE OF LATE FILINGS OF SECTION 16(a) REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires Bancorp's directors and executive officers, and persons who own more than 10% of a registered class of Bancorp's equity security (if any), to file with the Securities and Exchange Commission reports of ownership and changes in ownership of common stock of Bancorp. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the issuer with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to Bancorp or representations that no other reports were required, Bancorp believes that, during the 1997 fiscal year, all filing requirements applicable to Bancorp's officers and directors were complied with.

                         COMPARATIVE STOCK PERFORMANCE

     Set forth below is a line graph comparing the cumulative total shareholder return on the Common Stock of Bancorp for the last five fiscal years with the cumulative total return on the S&P 500 Index and the SNL Securities, L.P. California Independent Bank Stock Index over the same period.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG GBC BANCORP, S&P 500 INDEX & SNL SECURITIES, L.P.
                   CALIFORNIA INDEPENDENT BANK STOCK INDEX**

                                                                               California
        Measurement Period                                                  Independent Bank
      (Fiscal Year Covered)            GBC Bancorp           S&P 500              Index
12/31/92                                 100.00              100.00              100.00
12/31/93                                 105.44              110.08              123.17
12/31/94                                  99.34              111.53              130.64
12/31/95                                 124.88              153.44              180.54
12/31/96                                 200.91              188.52              222.82
12/31/97                                 466.66              251.44              436.53

ASSUMES $100 INVESTED ON DECEMBER 31, 1992 IN GBC BANCORP COMMON STOCK, S&P 500 INDEX, AND SNL SECURITIES, L.P. CALIFORNIA INDEPENDENT BANK STOCK INDEX

 * TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS
** FISCAL YEAR ENDING DECEMBER 31

                         INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP has audited the consolidated financial statements of Bancorp since September, 1992, and the Board of Directors intends to re-appoint KPMG Peat Marwick LLP for Bancorp's fiscal year ending December 31, 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

     Some of the directors and executive officers of Bancorp and the companies with which they are associated are customers and have had banking transactions with the Bank in the ordinary course of the Bank's business, and the Bank expects to have banking transactions with such persons in the future. In Management's opinion, all loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of Management, did not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate balance outstanding at December 31, 1997, of all such loans and credit extensions to all directors and executive officers of the Bank, together with their associates, was $4,158,675, constituting approximately 3.10% of the Bank's Stockholders' Equity.

                            SHAREHOLDERS' PROPOSALS

     Any shareholder of Bancorp who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders of Bancorp and who wishes to have such proposal presented in Bancorp's Proxy Statement for such Meeting must deliver such proposal in writing to Bancorp at its head office stated above not later than December 31, 1998.

                                 OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

                                          GBC BANCORP

                                       (SIG)

                                          Peter Wu
                                          Secretary

Dated: April 10, 1998

     A COPY OF BANCORP'S 1997 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO GBC BANCORP, 800 WEST SIXTH STREET, LOS ANGELES, CALIFORNIA 90017. ATTENTION: INVESTOR RELATIONS.

                                   APPENDIX A

               INCENTIVE COMPENSATION AWARD PROGRAM FOR LI-PEI WU
            (PARAGRAPHS 2.2, 2.4 AND 2.5 OF THE EMPLOYMENT AGREEMENT
                         BETWEEN BANCORP AND LI-PEI WU)

     2.2  Incentive Compensation:

     a. Promptly following receipt of the Bank's audited annual financial statements, the Bank shall pay Executive an incentive compensation award payable in a lump sum and computed as follows: (i) three percent (3%) of any amount by which the tax equivalent income of the Bank before executive incentive compensation awards and income taxes exceeds ten percent (10%) of the net equity of the Bank at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity; and (ii) four percent (4%) of any amount by which such tax equivalent income exceeds fifteen percent (15%) of such net equity.

     b. GBC shall cause each subsidiary (other than the Bank), promptly following receipt of such subsidiary's audited annual financial statements, to pay Executive an incentive compensation award payable in a lump sum and computed as follows: (i) three percent (3%) of any amount by which the tax equivalent income of such subsidiary before executive incentive compensation awards and income taxes exceeds ten percent (10%) of the net equity of the subsidiary at the beginning of that fiscal year but does not exceed fifteen percent (15%) of such net equity; and (ii) four percent (4%) of any amount by which such tax equivalent income exceeds fifteen percent (15%) of such net equity; provided, however, that in the event any subsidiary of GBC shall realize a net loss for any fiscal year, such loss shall not be included in the computation of the tax equivalent income of the Bank or any other subsidiary of GBC for that fiscal year for the purpose of computing any incentive compensation award of Executive under this Paragraph 2.2.

     c. Commencing with the fiscal year ending December 31, 2000, the aggregate incentive compensation payable to Executive shall be subject to the following maximum dollar limitations:

FOR FISCAL YEAR   MAXIMUM CASH AWARD
---------------   ------------------
2000.....             $1,500,000
2001.....                400,000
2002.....                400,000

     2.4 Stock Option: Executive's Non-Qualified Stock Option Agreement dated December 19, 1991 and Contingency Stock Option Agreement dated July 8, 1988 shall remain in full force and effect under this Agreement as fully as though the Prior Agreement were still in full force and effect. Subject to the approval of the shareholders of GBC of a new stock option plan to be adopted by GBC in 1999, GBC hereby agrees to grant Executive, on December 19, 2001, a nonqualified stock option under the foregoing plan to purchase such number of shares of GBC common stock at the price and on such conditions as set forth in a summary of material terms, a copy of which is attached hereto as Exhibit "A". The Board of GBC further agrees to unanimously recommend the new stock option plan to the shareholders of GBC at the annual meeting of shareholders in 1999. In the event that such plan is not approved by the shareholders of GBC at such time, this Paragraph 2.4 shall be deemed to be null and void ab initio.

     2.5 Stock Retention Program: Commencing with the fiscal year ending December 31, 1999, Executive may elect, in his sole discretion, to receive up to one-half ( 1/2) of his incentive compensation payable pursuant to Paragraph 2.2 hereof for any fiscal year in shares of GBC common stock. In such event, Executive shall be entitled to receive shares of GBC common stock equal in value, determined as of the date of Executive's election ("Election Date"), to the one-half ( 1/2) portion of the cash award for which Executive has elected to receive GBC common stock and which otherwise would have been payable in cash to Executive. In addition and without regard to the maximum dollar limitation provided in subparagraph 2.2c hereof, Executive shall also be awarded a vested, deferred contractual right to receive on the second (2nd) anniversary of the Election Date (which right in the event of Executive's death shall inure to the benefit of his heirs) additional such shares in an amount equal in value to fifty percent (50%) in value, determined as of the Election Date, of the portion of the cash award for which Executive has chosen to receive GBC common stock (plus an additional number of such shares in an amount equal in value, determined on the date of such deferred stock grant, to the value of the dividends that would have been paid during the two-year deferral period on such additional shares had they been granted on the Election Date). GBC shall award to Executive each fiscal year during the initial three (3) years of his employment hereunder, a vested, deferred contractual right to receive one (1) share of GBC common stock for every twenty (20) (i) shares of GBC common stock, acquired by Executive solely through exercise of his Non-Qualified Stock Option and/or pursuant to this Paragraph 2.5 (but excluding shares acquired under Executive's Contingency Stock Option and shares for which Executive has a vested, deferred contractual right to receive pursuant to this Paragraph 2.5) and/or (ii) vested option shares under Executive's Non-Qualified Stock Option (even though not yet exercised by Executive), which Executive holds during the full term of such year. The total of such shares to be received by Executive pursuant to the immediately preceding sentence, shall not, in the aggregate, exceed 50,000. An equitable adjustment to the foregoing 50,000 limit and/or any award of a contractual right pursuant to this Paragraph 2.5 to receive additional shares of GBC common stock shall be made by the Board of GBC upon changes in GBC common stock through a reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise. Executive (or his heirs in the event of Executive's death) shall be granted such additional shares on the fifth (5th) anniversary of the first (1st) day of January following the year with respect to which the contractual right to receive the additional shares is awarded (plus an additional number of such shares in an amount equal in value, determined on the date of such deferred stock grant, to the value of dividends, if any, that would have been paid on the additional shares during the five (5)-year deferral period). Subject to the requirement for advance shareholder approval provided in Paragraph 20 hereof, any award hereunder to Executive of a contractual right to receive additional shares of GBC common stock shall constitute an unconditional obligation of GBC to Executive.

                                 *  *  *  *  *

                                  EXHIBIT "A"

             SUMMARY OF MATERIAL TERMS OF NONQUALIFIED STOCK OPTION
                    TO BE GRANTED PURSUANT TO PARAGRAPH 2.4

Grant Date.................  December 19, 2001; provided that Mr. Li-Pei Wu continues in the employ of GBC Bancorp through such date.

Number of Option Shares....  Equal to the aggregate of the number of shares of
                             GBC Bancorp common stock as are (i) covered by the unexercised portion of Mr. Wu's December 19, 1991 NonQualified Stock Option as of December 31, 2000 and/or (ii) acquired upon exercise of such Option and held by Mr. Wu through December 31, 2000. The maximum number of option shares that may be granted will not exceed 240,000.

Per Share Option Price.....  Equal to per share fair market value of GBC Bancorp common stock on Grant Date.

Expiration Date............  December 31, 2007

Vesting....................  Full and immediate as of Grant Date.

Exercise Period Upon
Termination of Employment
Prior to December 31,
2002:......................  3 months from termination date.

Exercise Period Upon
Termination of Employment,
Without Cause, on Dec. 31,
2002.......................  5 years from termination date; provided that such extended exercise period shall cease immediately upon Mr. Wu's failure to comply with the noncompetition covenant set forth in Paragraph 9.4 of the Employment Agreement.

Exercise Period Upon Mr.
Wu's Death or Disability...  With respect to the unexercised portion of his nonqualified stock option, 1 year from Mr. Wu's death or disability (whichever is applicable) or Expiration Date, whichever is earlier.

Equitable Adjustment.......  In the event of any changes in GBC Bancorp common stock occurring after the date of this Amendment, which are due to reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made by the Board of Directors in the number and kind of shares as to which the nonqualified stock option may be granted. If the option has been granted prior to such change in GBC Bancorp common stock, a corresponding adjustment changing the number or kind of shares and the exercise price per share shall be made to the unexercised option shares.

                                  GBC BANCORP
                   ANNUAL MEETING OF SHAREHOLDERS MAY 7, 1998

The undersigned hereby appoints Peter Wu and Sheila Miller or either of them, proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of GBC Bancorp held on record by the undersigned on April 9, 1998, at the Annual Meeting of Shareholders to be held on May 7, 1998 or any adjournments thereof.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
 (PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.)
                       (TO BE SIGNED ON THE OTHER SIDE.)

                                                                      ----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                      ----------

------
       PLEASE MARK
       YOUR VOTES
   X   AS IN THIS
       EXAMPLE
======

                      FOR         WITHHOLD
                 ALL NOMINEES     AUTHORITY
                 LISTED BELOW      to vote
                  (except as       for all
                   marked to       nominees
                 the contrary       listed
                    below)          below

1. ELECTION OF        [ ]            [ ]     NOMINEES: Helen Y. Chen, Thomas
   DIRECTORS                                           C.T. Chiu, Chuang-I Lin,
                                                       Ko-Yen Lin, Ting Yung
                                                       Liu, John Wang, Kenneth
                                                       Wang, Chien-Te Wu, Julian
                                                       Wu, Li-Pei Wu, Peter Wu,
                                                       Ping C. Wu, Walter Wu,
                                                       Chin-Liang Yen

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
NOMINEE, WRITE THAT NAME ON THE SPACE PROVIDED BELOW.

---------------------------


                               FOR      AGAINST    ABSTAIN

2. Approval of Executive     ------     ------     ------
   Incentive Compensation
   Award Program for
   Li-Pei Wu.

                             ------     ------     ------


3. OTHER BUSINESS: In their
   discretion, the Proxies are
   authorized to vote upon such
   other business as may properly
   come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS (1) AND (2). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.


                      Please date this Proxy and sign as the name appears below.

Signature(s) _________________________________________  Dated: __________ , 1998

When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.